Exhibit 10.31

SUPPLY AND DISTRIBUTION AGREEMENT

THIS SUPPLY AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of 31st March, 2020 (the “Effective Date”) by and between Sanwell Medical Equipment Co. Ltd., a Shanghai corporation having its primary office and place of business located at 2B88, No,561 SanMen RD, Baoshan District, Shanghai, China. 200439 (“Supplier’’) and Suneva Medical Inc., a Delaware corporation having its primary office and place of business located at 5870 Pacific Center Blvd. San Diego, CA 92129 (“Suneva”). Supplier and Suneva are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Supplier has developed a certain platelet rich plasma (PRP) concentrate gel tube system and Products (as defined below) relating thereto;

WHEREAS, Supplier has the manufacturing expertise and capability to manufacture, package and sterilize Products;

WHEREAS, Suneva wishes to obtain, and Supplier is willing to grant to Suneva, the exclusive right to sell such Products in the North America Territory and the non-exclusive right to sell such Products in the Rest of World Territory (each as defined below) under its own private label, in all cases, subject to the terms and conditions set forth herein.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a Party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a Party.

1.2 “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, regulatory authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person as they may be in effect from time to time, and all applicable current good manufacturing practices, including, without limitation, the cGMPs.

1.3 “cGMPs” shall mean the current Good Manufacturing Practice regulations as set forth in 21 C.F.R. Part 820 and the corresponding regulations of the Good Manufacturing Practice Regulations of the European Union (“EU”), including amendments thereto, as well as equivalent requirements of other foreign jurisdictions.

1.4 “Change of Control” shall mean with respect to a Party (a) a sale of all or substantially all of such Party’s assets or business relating to Products; (b) a merger, reorganization or consolidation involving such Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (c) an acquisition by a person or entity, or group of persons or entities, acting in concert, of 50% or more of the voting equity securities or management control of such Party.

1.5 “Confidential Information” shall have the meaning provided in Section 9.1.

1.6 “Commercialization” shall mean marketing, Promoting, offering for sale, selling and distributing the Product, and other similar activities related to the commercial sale of the Product, but excluding for clarity all activities relating to research, development or manufacturing of the Product unless specifically provided for in this Agreement. When used as a verb, “Commercializing” and “Commercialize” shall have correlative meanings.

1.7 “Contract Year” shall mean the period beginning on January 1 in a given calendar year, and ending on December 31 in the same calendar year, provided that the first Contract Year shall begin on the date of Premarket Clearance of a Product by Suneva under this Agreement, and shall end on December 31 in the following calendar year.

1.8 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.9 “Conversion Notice” shall have the meaning provided in Section 5.6(c)

1.10 “Deficiency” shall have the meaning provided in Section 4.4.

1.11 “FDA” means the United States Food and Drug Administration.

1.12 “FDC Act” shall have the meaning provided in Section 7.2(ii)

1.13 “General Manager” shall have the meaning provided in Section 3.l(c).

1.14 “Forecast” shall have the meaning provided in Section 5.2

1.15 “Information” shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results, analytical and quality control data, results or descriptions, software, algorithms, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.16 “Initial Term” shall have the meaning provided in Section 10.1.

1.17 “Losses” shall have the meaning provided in Section 11.1,

1.18 “Marketing Materials” means advertising copy, educational, and communication materials, training kits, demonstration models and detail aids, and other promotional documentation intended for advertising and Promotion of a given Product.

1.19 “Minimum Purchase Requirement” shall have the meaning provided in Section 5.6

1.20 “North America Territory” means the United States of America and its territories, Guam, Puerto Rico, Canada, and Mexico.

1.21 “Patents” shall mean (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.

1.22 “Plan” shall have the meaning provided in Section 5.7(a).

1.23 “Premarket Clearance” means, with respect to the Product, receipt of premarket clearance from the FDA for sale of the Products in the United States after submission of a Premarket Notification (510[k]) in accordance with 21 CFR §807.92.

1.24 “Promotion” means those activities normally undertaken by a company’s sales force (internal, contract or otherwise) to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular product, including detail activities and the use and distribution of Marketing Materials for such product. When used as a verb, “Promote” means to engage in such activities.

1.25 “Product(s)” shall mean the products and components set forth on the product list set forth on Exhibit A hereto, as may be updated from time-to-time by mutual written agreement of the Parties. The term “Products” shall include any modified, altered or improved Products.

1.26 “Purchase Price” shall have the meaning provided in Section 6.1(a).

1.27 “Quality Agreement” shall have the meaning provided in Section 4.5.

1.28 “Regulatory Approval” means the receipt of any and all regulatory approvals or registrations necessary for the Promotion and Commercialization of the Product in the Territory as granted by the relevant governmental authority(ies).

1.29 “Rest of World Territory” means all territories outside of the North America Territory.

1.30 “SAE” shall have the meaning provided in Section 3.5(b).

1.31 “Shortfall Amount” shall have the meaning provided in Section 5.6(c).

1.32 “Specifications” shall mean the specifications and quality control testing procedures for manufacturing, final release and testing of Product and the labeling and packaging requirements for Product, as agreed by the Parties in writing.

1.33 “Subdistributor” shall have the meaning provided in Section 2.4.

1.34 “Suneva lndemnitee” shall have the meaning provided in Section 11.1.

1.35 “Suneva Marks” shall mean the trademark(s), service mark(s) and/or logo(s) applicable to Products, as specified in Exhibit 8 hereto, as such Exhibit may be amended from time to time in Suneva’s sole discretion.

1.36 “Suneva Promotional Materials” shall have the meaning provided in Section 3.2(b).

1.37 “Supplier lndemnitee” shall have the meaning provided in Section 11.2.

1.38 “Supplier Know-How” shall mean Information not included in the Supplier Patents that Supplier Controls during the Term and that is necessary or useful for the use or sale of Products.

1.39 “Supplier Patents” shall mean all Patents that Supplier Controls during the Term that claim or cover and Products, including any Patents that claim or cover the manufacture, import, export, use, administration or sale of any Products.

1.40 “Supplier Technology” shall mean the Supplier Patents and Supplier Know-How.

1.41 “Supplier Facility” means Supplier’s manufacturing facility at Yantai City, Shandong Province, or any other facility of Supplier where Products are manufactured for sale to Suneva and that has been approved by Suneva in accordance with Section 4.4.

1.42 “Supply Failure” shall be deemed to have taken place if Supplier fails to supply (a) at least fifty percent (50%} of Product ordered in any purchase order by the applicable delivery date or (b) at least eighty percent (80%} of Product ordered in any purchase order in any two (2) calendar months within any Contract Year, provided that in each case of (a) and (b), the quantity of Product ordered in such purchase order where such shortfall occurred cannot exceed one hundred twenty percent (120%) of the applicable forecasted amount for the corresponding period.

1.43 “Supply Interruption” shall have the meaning provided in Section 5.7(b).

1.44 “Term” shall have the meaning provided in Section 10.1.

1.45 “Territory” shall mean, collectively, the North America Territory and the Rest of World Territory.

1.46 “Third Party” shall mean any entity other than Supplier or Suneva or an Affiliate of Supplier or Suneva.

1.47 “Transfer Taxes” shall have the meaning provided in Section 6.5.

1.48 “Transport Costs” shall have the meaning provided in Section 5.4.

2. APPOINTMENT OF SUNEVA; EXCLUSIVE LICENSE GRANT

2.1 Appointment of Suneva. Subject to the terms and conditions of this Agreement, Supplier appoints Suneva as its (a) exclusive distributor for the Commercialization of Products in the North America Territory and (b) non-exclusive distributor for the Commercialization of Products in the Rest of World Territory, in each case, during the Term.

2.2 License Grant. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Suneva (a) an exclusive license under the Supplier Technology to use, sell, offer for sale and import Products for use in the North America Territory and (b) a non-exclusive license to use, sell, offer for sale and import Products for use in the Rest of World Territory, in each case, with the right to sublicense in accordance with Section 2.4. Supplier hereby expressly reserves the right to practice, and to grant licenses under, the Supplier Technology for any and all purposes other than the specific purposes for which Suneva has been granted exclusive distribution rights. No right or license under any Patents or Information is granted or shall be granted by implication to Suneva.

2.3 Subdistributors. Suneva shall have the right to appoint subdistributors or resellers or otherwise distribute the Product indirectly in the Territory through a Third Party (collectively, a “Subdistributor”); provided that, such Subdistributor shall be bound by the terms and conditions of this Agreement, in the same manner as such terms and conditions apply to Suneva. Suneva shall be responsible for all of its Subdistributor’s activities with respect to the Products.

2.4 NA Exclusivity; Grey Market Sales.

(a) NA Exclusivity. The parties understand and agree that the appointment and license granted to Suneva in Section 2.1 and Section 2.2 with respect to the North America Territory is exclusive to Suneva, and, unless and until such appointment is converted to a non exclusive appointment and license pursuant to Section 5.6, Supplier shall not: (i) appoint any distributor or other Third Party to market, promote, publicize or sell any Products (or products that are the same or substantially similar to the Products and that could reasonably be considered substitutes of the Products) in the North America Territory, either on a value added or standalone basis, or (ii) solicit or fulfill any orders for any Products (or any products that are the same or substantially similar to the Products and that could reasonably be considered substitutes of the Products) in the North America Territory. If Supplier receives any order for Products from a prospective purchaser whose principal place of business is located inside the North America Territory, Supplier shall immediately refer that order to Suneva, and Supplier shall not accept any such orders.

(b) Grey Market Sales. Each of Supplier and Suneva shall use commercially reasonable efforts to prevent the unauthorized resale or distribution of Products within the North America Territory by any Third Party, unless and until Suneva’s appointment under this Agreement with respect to the North America Territory is converted to a non-exclusive appointment and license pursuant to Section 5.6. In particular, and without limiting the foregoing, during the relevant exclusive period, Supplier shall:

(i) not endorse, authorize, support or otherwise facilitate such unauthorized sales or distribution the Products; and

(ii) if requested by Suneva, (A) issue public statements condemning such unauthorized sales and warn consumers against entering into unauthorized transactions generally or with specific unauthorized distributors or (B) enforce any rights that Supplier may have to curtail such unauthorized sales, including with respect to the enforcement or any Supplier Technology against any infringing Third Party.

2.5 No Modifications to Markings. Suneva shall not remove, alter, or obscure in any way any proprietary rights notices (including patent markings, copyright notices and trademarks) of Supplier or its suppliers on or within any Product or documentation provided by Supplier to Suneva.

2.6 Independent Contractor. The Parties expressly acknowledge and agree that Suneva is and at all times will be an independent contractor in all matters relating to this Agreement. Suneva is not an agent of Supplier for any purpose and neither Party has any power or authority to bind or commit the other Party to any obligation in any way, nor will either Party purport to have such power or authority. Neither Party will enter into any agreement, contract, or arrangement with any person or entity imposing any legal obligation or liability of any kind on the other Party.

2.7 Suneva Employees. Suneva will be responsible for appointing its own employees, agents and representatives. The Parties expressly acknowledge and agree that Suneva is solely and personally responsible for all of Suneva employees and agents, and all costs, expenses and liabilities arising in relation to such employees and agents in the performance of this Agreement.

3. OBLIGATIONS OF SUNEVA AND SUPPLIER

3.1 General Obligations; Managers.

(a) Suneva General Obligations. Suneva shall be responsible for the Promotion, marketing and Commercialization of Products in the North America Territory. Suneva shall Commercialize Products in accordance with this Agreement and all Applicable Laws.

(b) Supplier General Obligations. Supplier shall manufacture Products and supply such Products to Suneva for distribution in accordance with this Agreement, Applicable Laws, and the Specifications for each Product. Supplier shall have sole responsibility for quality assurance and testing procedures sufficient to satisfy applicable regulatory requirements in the Territory as set forth in additional detail in the Quality Agreement. In addition, Supplier shall provide Suneva with reasonable access to its technical and marketing personnel at no charge to Suneva, as may be reasonably requested by Suneva in connection with the performance by Suneva of its obligations under this Agreement. Supplier shall forward to Suneva for action any sales inquiries received by Supplier from the North America Territory concerning any of the Products during any period in which Suneva’s appointment in North America is on an exclusive basis.

(c) General Managers. As soon as practicable after the Effective Date, each Party shall appoint a representative (“General Manager”}, to facilitate and coordinate the Parties’ activities hereunder, including: (i) to facilitate ongoing communications and exchange of information between the Parties; (ii) to act as a liaison between the Parties in connection with this Agreement and the activities hereunder; and (iii) to discuss customer feedback and potential improvements to the Product. Each Party may replace its General Manager at any time upon notice to the other Party. Notwithstanding the appointment of the General Managers, the Parties understand and agree that the General Managers have no decision making authority in connection with this Agreement, and each Party shall retain the rights, powers and discretion granted to it under this Agreement.

3.2 Labeling; Product Information; Marketing Materials.

(a) Labeling. All Product delivered hereunder will be shipped packaged in containers in accordance with the applicable Specifications or as otherwise agreed by the Parties in writing. Each such container will be individually labeled with a description of its contents, including the manufacturer lot number, quantity of Product, date of manufacture, required storage conditions and expiration date. The price for Product under this Agreement is inclusive of per Product individual labeling costs; provided that, if Suneva requests additional labeling services outside of individual Product labels, Supplier shall provide such labeling services for each Product supplied hereunder at Suppliers standard rates provided for such services.

(b) Use of Promotional Materials. Suneva will be responsible for creating and distributing Marketing Materials for the Products it distributes within the Territory (the “Suneva Promotional Materials”) at its own cost. Suneva shall solely own all copyrights and other intellectual property in and to all Suneva Promotional Materials.

(c) Review of Promotional Materials. On the written request of Supplier, Suneva shall provide or make available to Supplier any Suneva Promotional Materials that it intends to use for the Promotion of the Products in the Territory. Supplier shall have a reasonable opportunity to review and comment upon any such Suneva Promotional Materials to ensure that such Suneva Promotional Materials and Suneva shall consider such comments in good faith.

3.3 Training and Certification. Suneva will be solely responsible for the training of personnel to Promote and otherwise Commercialize the Products in the Territory.

3.4 Regulatory Responsibility; Communications; Ownership; Right of Access

(a) Regulatory Responsibility; Ownership; Information. Suneva shall be responsible, at its sole expense and in its sole discretion, for obtaining and maintaining all Regulatory Approvals for Commercialization of the Product by or on behalf of Suneva in the Territory. To the extent permitted by Applicable Law, Suneva will prosecute and maintain all such Regulatory Approvals registrations, permits and licenses in Suneva’s name, provided that if Applicable Law prevents such arrangement in a given jurisdiction, then Supplier shall file and hold such Regulatory Approvals registrations, permits and licenses, as applicable, for Products in such jurisdiction in its own name; provided that all such actions taken by Supplier shall be taken in consultation with Suneva and for the benefit of Suneva and at Suneva’s reasonable cost and expense in such jurisdiction. Supplier shall provide all reasonable support to Suneva in its efforts to obtain such Regulatory Approvals and in connection with all reporting obligations relevant to each Product under Applicable Laws, including, by promptly providing Suneva, as requested, at no additional charge, with all available information in Supplier’s control necessary or useful for Suneva to apply for, obtain and maintain Regulatory Approvals for each Product in any country or regulatory jurisdiction, including, without limitation, information relating to the facilities, or the process, methodology, raw materials and intermediates used in the manufacture, processing or packaging of each Product. Each Party shall provide the other Party with copies of all material correspondence to or from the FDA or any other relevant regulatory authority regarding any issue related to the Products within ten (10) days following submission or receipt of such correspondence.

(b) Communications with Regulatory Authorities. Suneva shall be responsible for undertaking all activities required of the holder of regulatory dossiers in the Territory, including (i) liaising with and managing all interactions any governmental or regulatory authority with respect to the Product in the Territory and (ii) serving as the importer of record for the importation of Products in the North America Territory, except to the extent that Supplier is required by Applicable Law to interact with such governmental or regulatory authorities with respect to the manufacture and supply of the Product. Each Party shall keep the other Party informed as to all material interactions with regulatory authorities related to the Products in the Territory, including by providing Supplier with a copy of any material documents, reports and correspondence relating to the Products submitted to or received from any regulatory authority as soon as reasonably practicable. Without limiting the foregoing, Supplier will provide Suneva with copies of any written inspection reports issued by the regulatory agency and all correspondence between Supplier and the regulatory agency, including, but not limited to, FDA Form 483, Notice of Observation, and all related correspondence, in each case relating to the Products or general manufacturing concerns (i.e., facility compliance or the like) three (3) business days of Supplier’s receipt thereof. For verbal communications with a regulatory agency, Supplier will provide Suneva with a written summary thereof within three (3) business days of such verbal communication. If Supplier is required or intends to respond to any communication from a regulatory authority relating to any Products, Supplier will provide Suneva with a copy of such communication and Supplier’s proposed response sufficiently in advance of the date that such response will be submitted in order to permit Suneva to review and comment upon such response. To the extent permitted by Applicable Laws, Supplier will incorporate all such Suneva comments into such response prior to submission.

(c) Right of Access and Reference and Access. Supplier hereby grants to Suneva (or its designee) a right of reference and access to any Regulatory Approvals of Supplier and its Affiliates and commercial partners for the Product in any jurisdiction Territory solely for purposes of obtaining and maintaining Regulatory Approval of Products in such jurisdiction in the Territory. Supplier shall and shall ensure that its and its Affiliates and commercial partners, at Suneva’s request and expense, take actions reasonably necessary to effect such grant of the right of reference and right of access to Supplier (or its designee), including by making such filings as may be required with regulatory authorities and government authorities in the Territory that may be necessary to record such grant.

(d) Regulatory Inspections. Supplier will permit any regulatory authority or other governmental authorities to conduct inspections of the Supplier manufacturing facility(ies) as they may request, including pre-approval inspections, and will cooperate with such authorities with respect to the inspections and any related matters, in each case which is related to the Products. If any governmental authority requests access to Supplier’s records, facilities and/or personnel, or conducts an unannounced inspection, in each case relating to the Products, then Supplier will promptly notify Suneva by telephone within twenty-four (24) hours followed by immediate written confirmation. Suneva will have the right to be present at any governmental authority inspection that relates to the Products and, where time permits, to conduct a pre-inspection audit. Supplier will keep Suneva timely informed about the results and conclusions of each regulatory inspection, including actions taken by Supplier to remedy conditions cited in the inspections.

3.5 Customer Complaints; Adverse Event Reporting; Recalls and Withdrawals;

(a) Customer Complaints. Each Party shall keep the other Party informed as to any material customer complaints that it is aware of with respect to the Products that it or its designees distributes. Suneva shall investigate and report complaints that it is aware of in the regions where it distributes the Products. Supplier shall investigate and report complaints where it, or its designees other than Suneva, distribute Products.

(b) Adverse Event Reporting. Each Party agrees to provide the other with all reports of death, serious injury or malfunction that could result in death or serious injury associated with the Products (each, a “SAE”) as promptly as possible but in any event within three (3) business days of becoming aware of such SAE. Each Party agrees to provide the other Party notice of all other adverse experience reports related to the Products that are not SAEs as promptly as possible but in any event within ten (10) days of becoming aware of such adverse experience. In addition, Supplier will provide Suneva with a copy of copies of all adverse experience reports related to the Products it receives from any country outside the United States within the same timeframes set forth above, as applicable.

(a) Corrective Action; Notification and Determination. If Suneva is required or requested by any regulatory authority (or voluntarily decides in good faith) to recall any Product, Suneva shall coordinate such recall. If a recall arises out of a defect arising from Supplier’s manufacture of the Product, or is due to Supplier’s negligence, willful misconduct, or breach of this Agreement, then Supplier shall reimburse Suneva for (i) the purchase price paid by Suneva to Suneva for the applicable Products, and (ii) all of Suneva’s other direct costs and expenses actually incurred by Suneva in connection with the recall. If a recall is due to a reason other than one that arises out of a manufacturing defect or one attributable to Supplier’s negligence, willful misconduct, or breach of this Agreement, Suneva shall pay all of the costs and expenses of the recall. Suneva shall have the right to cancel any purchase order for Products that are subject to any actual or threatened recall, or warning letter, irrespective of the reason therefor and without penalty.

3.6 Compliance with Laws.

(a) Regulatory Compliance. In performing its duties under this Agreement, both Parties will comply with all Applicable Laws, regulatory requirements and clinical guidelines in the Territory in all material respects. Without limiting the generality of the foregoing:

(i) Product Specifications; Modifications. Supplier shall not modify the Product as provided by Supplier or discontinue the manufacture or supply of any Product, in each case, without Suneva’s written consent.

(ii) Medical Device Reporting. For the purposes of medical device reporting per Title 21 part 803 of the Code of Federal Regulations, Suneva shall be considered a distributor (per 21 CFR § 803.3(g)) of the Products. As such, Suneva acknowledges the requirements set forth for a distributor under 21 CFR part 803, including requirements regarding complaint records.

(iii) Traceability. Supplier shall mark all Products supplied to Suneva with a SKU number and Lot ID for the purposes of traceability. Suneva shall utilize a tracing and recall system that is designed to enable Suneva to identify, on a prompt basis, customers within the Territory who Suneva has supplied (directly or indirectly) with the Product.

(b) Export Law Compliance. The Parties acknowledges that Products and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States governmental regulations related to the export of technical data and equipment and products produced therefrom. Each Party agrees to comply with all such regulations in connection with the distribution of the Products.

(c) Foreign Corrupt Practices Act. Each Party agrees that it will comply with the requirements of the U.S. Foreign Corrupt Practices Act, as amended from time to time, as they relate to the Products..

3.7 Supplier Quarterly Reports. Upon Suneva’s General Manager’s reasonable written request, but no more than once per quarter, Supplier shall promptly provide Suneva written reports relating to any key characteristics or aspects of any Product, including, for example, information regarding Supplier’s then-anticipated plans regarding manufacturing efficiencies or changes to manufacturing sites, upstream and raw material supply assurance, and progress of any ongoing Product development activities (e.g., shelf-life studies or stability studies). The General Managers shall discuss in good faith and determine the appropriate level of detail for such reports to ensure that Suneva remains reasonably informed with respect to its rights hereunder and material issues appurtenant to the Product.

4. MANUFACTURING OBLIGATIONS.

4.1 Raw Materials. Supplier shall be responsible for obtaining, and shall store at no cost to Suneva, any and all raw materials required for the manufacture of Product, in reasonable quantities consistent with Suneva’s forecasts and orders for Product.

4.2 Manufacture of Product; Supply Records; Changes in Process. Supplier shall manufacture, store and supply Product in accordance with the Specifications and all Applicable Laws. Upon Suneva’s written request, and without limiting Section 3.4, Supplier shall supply Suneva with copies of Supplier’s manufacturing records for the purposes of assuring product quality and compliance with cGMP manufacturing procedures. Suneva acknowledges that all copies of Supplier’s manufacturing records shall be protected under the confidentiality provisions of Article 9. Supplier represents and warrants to Suneva that it has, and will maintain during the Term, all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement. Supplier shall obtain Suneva’s prior written approval before Supplier implements any change in the materials, equipment, process or procedures used to manufacture or test Product in any manner that would modify the Product manufactured or supplied hereunder. Product Specifications; Testing. Supplier shall perform design verification and design validation of the Products in accordance with 21 C.F.R. Part 820. Products supplied hereunder will conform to the Specifications (as amended from time to time by written agreement between the Parties). Supplier shall perform quality control testing and quality oversight on Products to be delivered to Suneva or its designee hereunder in accordance with the Specifications and cGMPs. The Parties agree that, should Suneva wish to implement any amendment to the Specifications, Suneva shall provide written notice thereof to Supplier for Supplier’s review and approval, which approval shall not be unreasonably withheld. Supplier further agrees that it will facilitate changes to the Specifications that are necessary or appropriate in light of FDA or other regulatory requirements. Unless required by Applicable Law, Supplier will not change the Specifications for any Product without the prior consent of Suneva.

4.3 Supplier Facilities; Suneva Quality Audit. Manufacture of Products shall be performed only in a Supplier Facility(ies) approved by Suneva, with such approval not to be unreasonably withheld. Change of a Supplier Facility following initial approval, or addition of a new Supplier Facility, must be further approved by Suneva with such approval not unreasonably withheld (for clarity, withholding approval based on regulatory concerns shall be deemed reasonable). Upon Suneva’s reasonable notice to Supplier, Suneva shall have the right to have its representatives visit the Supplier Facility(ies) during normal business hours to review Supplier’s manufacturing operations related to Products and assess its compliance with cGMPs and quality assurance standards and to discuss any related issues with Supplier’s manufacturing and management personnel. If Suneva discovers any material quality deficiencies (“Deficiency”), Suneva shall send written notice to Supplier of such Deficiency in reasonable detail describing the Deficiency. Supplier will remedy any such Deficiency(ies) within thirty (30) days of such notice or present a written plan to address deficiencies that cannot be remedied in thirty (30) days. If the Deficiency is not cured within ninety (90) days of Suneva’s written notice, Suneva shall have the option, at its sole discretion, to terminate this Agreement for cause in accordance with Section 10.2. Quality Control; Quality Agreement. Upon the request of either Party following the Effective Date, the Parties shall prepare and enter into a reasonable and customary quality agreement with respect to the manufacture, testing, storage, release, quality assurance and supply of Product by Supplier hereunder (the “Quality Agreement”). The Quality Agreement will be deemed incorporated herein and made a part hereof, provided that to the extent that this Agreement conflicts with the Quality Agreement, this Agreement will control, other than with respect to issues solely related to Product quality, in which case the Quality Agreement shall control.

5. SUPPLY; ORDERING; DELIVERY AND ACCEPTANCE; MINIMUM PURCHASE REQUIREMENTS

5.1 Supply. Supplier agrees to supply to Suneva such quantities of Products as may be set forth on purchase orders placed by Suneva in accordance with this Article 5. The Parties acknowledge and agree that Supplier shall have the right to fulfill its obligations under this Agreement, in whole or in part, through subcontracting with one or more Third Parties; provided, however, that Supplier shall remain fully responsible for the performance of such Third Party subcontractors and that such Third Party subcontractors will be subject to the terms and conditions of this Agreement to the same extent as Supplier.

5.2 Forecasts. Commencing no later than thirty (30} days following the Premarket Clearance, and on the first day of each month thereafter, Suneva shall provide Supplier a good faith 12-month rolling forecast of anticipated orders of Product to be placed during each month of such period (each, a “Forecast”). Each Forecast will specify, on a month-by-month basis during the 12-month period covered by the particular Forecast, the quantity of each Product anticipated to be ordered in each such month, along with the anticipated required delivery dates for each such order of Product. The eight weeks of each such Forecast shall constitute a binding commitment by Suneva to place purchase orders for the forecasted quantity of each applicable Product included in the Forecast during such period and a binding commitment for Supplier to supply any such amounts ordered. Each such Forecast shall otherwise be non binding, but shall reflect Suneva’s good faith expectation (at the time of submitting the Forecast) of the orders of Product and projected delivery dates during the relevant 12-month period.

5.3 Orders; Cancellation. Suneva shall order Products from Supplier by submitting written purchase orders identifying the number of Products ordered, the requested delivery date(s) and any export/import information (including addresses) required to enable Supplier to fill the order, with each specified delivery date to be no less than ninety (90} days after the date of such purchase order. Within five (5) days after its receipt of any purchase order placed pursuant to this Section 5.3, Supplier shall acknowledge and accept in writing the receipt of such order, and if no such confirmation is received within such time-period, then Supplier shall have been deemed to acknowledge and accept such purchase order. In addition, the Parties agree that the first purchase order placed by Suneva shall equate to 15% of the Minimum Purchase Requirements for the initial Contract Year. Supplier shall immediately report to Suneva the occurrence of any event within or beyond its control that is likely to affect delivery of any order of Product, provided that the giving of such notice shall not otherwise excuse Supplier’s performance hereunder. Without limiting Suneva’s Minimum Purchase Requirements, Suneva may cancel any purchase order without charge or expense by providing written notice to Supplier no later than thirty (30} days prior to the anticipated shipment of the Product by providing written notice to Supplier.

5.4 Delivery; Risk of Loss. Supplier shall deliver to Suneva or Suneva’s designee, at the delivery destination and by the delivery date specified in such purchase order, the specified quantity of Product that is manufactured in accordance with all Applicable Laws and conforming to the Specifications. Supplier shall make all shipments of Product FCA (lncoterms 2015) Supplier’s Facility by a common carrier selected or approved in writing by Suneva. Supplier shall assist Suneva in obtaining best cost terms from any such common carrier. Supplier may pay, on Suneva’s behalf, all costs of shipping, storage, customs, duties, taxes, freight, insurance and other charges incurred by Supplier in shipping Product (collectively, “Transport Costs”), unless Suneva provides otherwise in writing on a purchase order. Suneva shall reimburse Supplier for the reasonable Transport Costs, without mark-up, actually incurred by Supplier and Supplier shall, upon Suneva’s request, provide written documentation supporting such costs. Except as provided herein with respect to defective products, risk of loss as to Product shipped to Suneva or its designee hereunder shall pass to Suneva upon delivery of such Product to the common carrier selected by Suneva. Unless otherwise agreed in writing by the Parties, all Products shall be delivered with a minimum expiry date equal to the greater of (a) 10 months or (b) 75% of the total then-approved Product shelf life.

5.5 Inspection and Rejection. Suneva may reject any portion of any shipment of Product that does not conform to the applicable Specifications for such Product or the warranties provided in Section 7.2 hereof. In order to reject delivery of Product(s), Suneva must give written notice to Supplier of Suneva’s rejection within thirty (30) days after receipt of such delivery, which notice shall specify Suneva’s reason(s) for rejection. If no such notice of rejection is received within such thirty (30)-day period, Suneva shall be deemed to have accepted such delivery of Product; provided, however, that in the case of Product having latent defect(s) that are not reasonably detectable at the time of acceptance, Suneva may reject such Product by giving written notice to Supplier of Suneva’s rejection of such Product within thirty (30) days after discovery of such defects. Product rightfully rejected by Suneva will be returned to Supplier at Supplier’s request and expense and, at Suneva’s election, replaced by Supplier at Supplier’s expense or refunded in full by Supplier (including all related Transport Costs). If the Parties disagree as to whether such Product conforms to the Specifications or whether the Product has such a defect, either Party may deliver the item to an independent Third Party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm such item’s conformance to the Specifications or the presence or absence of defects. All costs associated with such Third Party testing shall be at Suneva’s expense unless the tested item is deemed by such Third Party to be defective or not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Supplier.

5.6 Minimum Purchase Requirements.

(a) Minimum Purchase Obligation. Subject to the terms of this Agreement, including Section 5.7, in each Contract Year following Premarket Clearance, Suneva shall order at least the number of units of each Product set forth in Exhibit C for such year (“Minimum Purchase Requirement”), as may be updated by the Parties in writing from time-to-time.

(b) Failure to meet Minimum Purchase Obligations. If Suneva fails to meet the Minimum Purchase Requirements in any particular year (as such requirements may be adjusted by Section 5.7), then Supplier’s sole remedy shall be to convert the exclusive appointment and license in granted to Suneva in Sections 2.1 and 2.2 to a non-exclusive appointment and license in the North America Territory, with such conversion effective upon ninety (90) days’ written notice to Suneva, provided that Suneva has not cured such failure pursuant to Section 5.6(c).

(c) Remedies for Minimum Purchase Failure; Suneva Right to Cure. Following any failure by Suneva to meet the Minimum Purchase Requirements Supplier may exercise its rights under Section 5.6(b) by delivering a notice to Suneva setting forth its intent to convert the Suneva’s exclusive appointment and exclusive license to Promote and Commercialize Products in the North America Territory to a non-exclusive appointment and non-exclusive license (such notice, a “Conversion Notice”). Any such conversion to a non exclusive relationship shall become effective at the end of the 90-day period following Suneva’s receipt of the Conversion Notice, unless Suneva cures such failure, by either: (i) by placing a purchase order during such 90-day notice period for a quantity of Product that, if purchased during the preceding Contract Year would have caused Suneva to achieve the Minimum Purchase Requirements in such Contract Year (such quantity, the “Shortfall Amount’’) (which for clarity shall not impact Suneva’s then existing Minimum Purchase Requirements in the particular Contract Year in which the 90-day cure period falls) or (ii) making a one-time payment to Supplier equal to the Purchase Price for Product multiplied by the Shortfall Amount less Supplier’s estimated fully burdened cost of manufacturing and supplying such Products hereunder (i.e. Suppliers lost profit on the Shortfall Amount), with such amount determined by Supplier in good faith and set forth in the Conversion Notice. If Suneva cures the failure to achieve the Minimum Purchase Requirement during the 90-day notice period in accordance with (i) or (ii), then the conversion set forth in the relevant Conversion Notice shall not become effective and the Agreement will continue in full force and effect on an exclusive basis in the North American Territory.

(d) Equitable Minimum Purchase Adjustments.

(i) Adjustment Following Conversion. If Suneva’s appointment in the North American Territory is no longer “exclusive”, then the Parties agree that the Minimum Purchase Requirements set forth on Exhibit C shall no longer apply, and that following any conversion of an “exclusive” appointment to a “non-exclusive” appointment hereunder, Suneva shall have no obligation with respect to any Minimum Purchase Requirements.

(ii) Other Equitable Adjustment. If Suneva reasonably anticipates that it will not meet the Minimum Purchase Requirements in a particular Contract Year for a reason outside of Suneva’s reasonable control, then the Parties will discuss in good faith a retroactive revision to the Minimum Purchase Requirements for such period (and any subsequent periods, if necessary) intended to reduce such Minimum Purchase Requirements to the extent necessary to account for the reasons or factors causing such failure, as determined to be appropriate by the parties, acting in good faith.

(iii) The Parties shall update Exhibit C from time to time in connection with any agreed upon updates to the Minimum Purchase Requirements.

5.7 Supply Interruption; Business Continuity.

(a) Disaster Recovery/Business Continuity Plan. Supplier shall maintain a Business Continuity and Disaster Recovery Plan relating to the continued performance of this Agreement (the “Plan”), and implement such Plan in the event of any interruption of such performance. Supplier shall immediately notify Suneva of any disaster or other event in which the Plan is activated.

(b) Supply Interruption Plan. If Supplier fails to deliver to Suneva on a timely basis the full amount of Product under any purchase order submitted by Suneva (a “Supply Interruption”), Supplier shall use best efforts to cure such Supply Interruption as soon as possible, but in any event within thirty (30) days from the Supply Interruption. Upon the occurrence of any Supply Interruption, the Parties shall, within thirty (30) days, meet and discuss in good faith all appropriate actions to remedy and cure the Supply Interruption, including as contemplated under the Plan. Promptly following a Supply Interruption, Supplier shall prepare a specific plan to address the applicable deficiencies or causes of such Supply Interruption, shall provide a draft of the plan to Suneva for review and agreement, and shall implement all reasonable comments from Suneva with respect thereto. Following agreement of the Parties with respect to such plan specific to the underlying Supply Interruption, Supplier shall implement such plan as soon as possible. Supplier shall provide Suneva with weekly written status updates on their progress towards remedy and cure of the Supply Interruption following initial agreement of the plan specific to the underlying Supply Interruption. Without limiting Supplier’s obligations under this Agreement, whenever a disaster causes Supplier to allocate limited resources between or among Supplier’s customers, Suneva shall receive at least the same treatment as comparable Supplier customers with respect to such limited resources.

(c) Adjustment of Minimum Obligations. In the event that Supplier is unable to implement the mutually agreed upon, written, resumption plan, and resume the timely and complete fulfillment of Suneva’s purchase orders within sixty (60) days of occurrence of any Supply Interruption, then Suneva will not be obligated to the Minimum Purchase Requirements during the term of the Agreement until the year following the year that any Supply Interruption has been finally resolved. If Supplier is able to implement the mutually agreed upon, written, resumption plan, and resume the timely and complete fulfillment of Suneva’s purchase orders within sixty (60) days of occurrence of any Supply Interruption, then the Minimum Purchase Requirement will remain in force for the applicable Contract Year, provided that such obligations will be reduced on a pro-rata basis for such Contract Year based on the duration of the Supply Interruption or forgiven in their entirety in any Contract Year in which a Supply Failure has occurred.

6. PRICE AND PAYMENT TERMS

6.1 Pricing and Price Adjustments.

(a) Transfer Price. For each Product ordered by Suneva, Suneva agrees to pay to Supplier the amount set forth on Exhibit A for the relevant Product (the “Purchase Price”).

(b) Annual Product Price Adjustments. Commencing in the second Contract Year, on the request of either Party, the Parties shall meet in good faith to discuss and agree in good faith an adjustment (increases or decreases) to the Purchase Price for each Product for the following Calendar Year, with such agreement to be reached no later than October 1 of each applicable Contract Year. If the Parties agree that there has been a decrease to manufacturing costs, labor costs, or costs of raw materials or packaging required by Supplier to fulfill its obligations under this Agreement, then the Parties will decrease the Price in the next calendar year to appropriately reflect such decreasing costs. If the Parties agree that there has been an increase to manufacturing costs, labor costs, or costs of raw materials or packaging required by Supplier to fulfill its obligations under this Agreement, then the Parties will increase the Price in the next calendar year to appropriately reflect such increasing costs, provided that any upward adjustment in Price (i) will be equal to and limited to increases that are directly attributable to changes in the manufacturing costs, labor costs, or costs of raw materials or packaging required by Supplier to fulfill its obligations under this Agreement and only to the extent not offset by other cost savings measures (as reasonably documented by Supplier); (ii) will be limited to a 5% cap on any increase from the applicable Price in the prior calendar year; and (iii) shall not apply to any Product for which a purchase order has already been accepted.

(c) Resale Price. Subject to the terms and conditions of this Agreement, Suneva may sell Products in the Territory at any price that Suneva in its sole discretion determines. Suneva assumes all credit and collection risk involved in its sales and distribution under this Agreement.

6.2 Invoicing and Payment Terms. For each purchase order, Supplier shall invoice Suneva (i) an amount equal to fifty percent (50%) of the total Purchase Price upon Supplier’s acceptance or deemed acceptance of such purchase order, and (ii) the remaining fifty percent (50%) of the total Purchase Price fifteen (15) days prior to delivery of the ordered Product to the common carrier in accordance with Section 5.4. Suneva shall pay all undisputed invoiced amounts within fifteen (15) days’ of Suneva’s receipt of the applicable invoice therefor. The Parties shall use good faith efforts to resolve the disputed invoiced amounts in good faith and as expeditiously as reasonably possible. Upon resolution of any such dispute, Suneva shall make the agreed upon payment, if any, within ten (10) days of such resolution.

6.3 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Supplier, unless otherwise specified in writing by Supplier. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter in which a payment is due.

6.4 Taxes. Any value added tax, transfer, stamp, sales, use or similar taxes (“Transfer Taxes”) imposed on sales of Products by Supplier to Suneva under this Agreement that are imposed by any jurisdiction outside of China will be paid by Suneva and any other Transfer Taxes will be paid by Supplier. Each Party will (i) use commercially reasonable efforts to cooperate with the other Party to ensure timely filing and invoicing of all Transfer Taxes and (ii) ensure that tax returns reflecting their respective Transfer Taxes are timely filed.

6.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of two percent (2%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Supplier from exercising any other rights it may have as a consequence of the lateness of any payment.

7. WARRANTY; DISCLAIMER; LIMITATION OF LIABILITY

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Representations, Warranties and Covenants of Supplier. Supplier on behalf of itself and its Affiliates represents and warrants to Suneva that:

(i) all of its activities related to the design, development, manufacture, and supply of the Products pursuant to this Agreement shall comply with all Applicable Laws;

(ii) the Products furnished under this Agreement (a) will be free from defects in material and workmanship for a period of two (2) years from the date a Product is received by Suneva; (b) will be manufactured in accordance with the approved Specifications; (c) are not adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (“FDC Act”);

(iii) it will not, in the course of performing obligations hereunder, infringe or misappropriate, and neither the Product nor any element thereof will infringe or misappropriate, any intellectual property of any other person in any jurisdiction in the Territory; and

(iv) it shall comply with all Applicable Laws related to the storage, marketing, import, sale and distribution of the Product in the Territory, including without limitation the United States Foreign Corrupt Practices Act, the United States Federal Anti-Kickback Statute, all applicable export and import control laws and regulations, and all Applicable Laws relating to sales of medical devices.

7.3 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 7.3 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11.

8. PROPRIETARY RIGHTS

8.1 Ownership. Except for the rights expressly granted herein by Supplier to Suneva, nothing in this Agreement will serve to transfer to either Party any patent, copyright, trademark or other intellectual property rights owned or claimed by the other Party.

8.2 Underlying Rights. Suneva acknowledges and agrees that, except as expressly provided herein, as between the Parties, Supplier has sole right, title and interest in and to all intellectual property rights covering or claiming the Products and the Supplier Technology, but excluding any Suneva Marks. Supplier acknowledges and agrees that Suneva has sole right, title and interest in and to all intellectual property rights covering, claiming or associated with the Suneva Marks and all goodwill associated therewith.

9. CONFIDENTIALITY

9.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other Party pursuant to this Agreement or in anticipation of the entry into this Agreement (collectively, “Confidential Information”). Each Party may use Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. Each Party will use the highest standard of care it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

9.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (b) is known by the receiving Party at the time of receiving such information, as evidenced by its contemporaneously-maintained records; or (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure.

9.3 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) regulatory filings for Products in accordance with this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court orders or governmental regulations;

(d) disclosure to Affiliates, employees, consultants, agents or other third Parties in connection with due diligence or similar investigations by such third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(a)-(c), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties to comply with laws or regulations or for appropriate market disclosure. The Parties acknowledge that the terms of this Agreement are the Confidential Information of each Party. Such terms may be disclosed by a Party as permitted under Section 9.3, including, for clarity as necessary for filings with the U.S. Securities Exchange Commission (as determined by such filing Party’s legal counsel).

9.4 Publicity. Neither Party shall make any announcement or other public statement concerning the existence of this Agreement, except in accordance with the terms of this Article 9, provided that upon Suneva’s request and with Supplier’s approval (not to be unreasonably withheld), Suneva may issue one or more press releases regarding its rights to Promote and Commercialize Products under this Agreement.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated in accordance with this Article 10, shall continue until the last day of the fifth Contract Year (“Initial Term”); provided, however, that the Term shall renew automatically four times for an additional one (1) year period if Suneva agrees in writing to purchase an additional ten percent (10%) of the prior Contract Year’s Minimum Purchase Requirements, (the Initial Term, together with any extension, the “Term”).

10.2 Termination.

(a) Termination for Convenience. This Agreement may be terminated by Suneva without cause upon one hundred eighty (180) days’ written notice to Supplier.

(b) Termination for Cause. This Agreement may be terminated by either Party if the other Party materially breaches any of its duties or obligations under this Agreement and such breach is not cured within ninety (90) days of receipt of notice of such breach from the non-breaching Party.

(c) Termination for Bankruptcy. This Agreement may by either Party immediately if the other Party becomes insolvent under local law, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or applies for or permits the appointment of a receiver, trustee or custodian for any substantial portion of its properties or assets.

10.3 Effect of Termination

(a) Sell-Off Right. Upon any termination or expiration of this Agreement, Suneva will discontinue its Promotion of Products in the Territory; provided however, Suneva shall have the right to sell remaining inventory of Products in its control (if any) for six (6) moths following the effective date of such termination or expiration.

(b) Open Purchase Orders. Termination or expiration of this Agreement will not relieve either Party of any obligation incurred hereunder prior to such termination or expiration. Each Party will be entitled to cancel any outstanding purchase orders, to the extent Products have not been delivered to Suneva; provided, however, that, subject to payment in advance to Supplier, Suneva shall be entitled to receive Products necessary to fill valid and binding purchase orders accepted by Suneva prior to notification of termination of this Agreement. Prior to filling orders for such Products, Supplier shall be entitled to request and receive from Suneva documentary evidence of all such outstanding purchase orders and an accounting of Suneva’s existing inventory of Products.

(c) Return of Information. In the event of any termination of this Agreement, each Party shall return to the other Party all Confidential Information of the other Party (including all copies thereof) in such Party’s possession; provided, however, that except as set forth below in this Section, each Party may retain one copy of the other Party’s Confidential Information in such Party’s legal archives for the sole purpose of ensuring compliance with its obligations hereunder and complying with Applicable Laws and regulations; and provided, further, that Supplier shall only retain that Confidential Information of Suneva that, upon advice of counsel, Supplier is required to retain to comply with Applicable Laws, rules and regulations.

10.4 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

10.5 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

10.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Supplier are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Suneva, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

10.7 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 10.3, 10.5, 10.7, 11.1, 11.2, 11.3, 13.8 and Articles 8, 9, 12 will survive the expiration or termination of this Agreement for any reason.

11. INDEMNIFICATION

11.1 Indemnification by Supplier. Supplier hereby agrees to save, defend and hold Suneva and its Affiliates and their respective directors, officers, employees and agents (each, a “Suneva lndemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Suneva lndemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the manufacture of Products by Supplier, (b) the breach by Supplier of any warranty, representation, covenant or agreement made by Supplier in this Agreement or (c) the negligence or willful misconduct of any Supplier lndemnitee; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Suneva lndemnitee or the breach by Suneva of any warranty, representation, covenant or agreement made by Suneva in this Agreement.

11.2 Indemnification by Suneva. Suneva hereby agrees to save, defend and hold Supplier and its Affiliates and their respective directors, officers, employees and agents (each, a “Supplier lndemnitee”) harmless from and against any and all Losses to which any Supplier lndemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the distribution, use, marketing, handling, storage, sale or other disposition of Products by Suneva (except to the extent arising from any issue related to the manufacture of Products by Supplier), (b) the breach by Suneva of any warranty, representation, covenant or agreement made by Suneva in this Agreement or (c) the negligence or willful misconduct of any Suneva lndemnitee; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Supplier lndemnitee or the breach by Supplier of any warranty, representation, covenant or agreement made by Supplier in this Agreement.

11.3 Control of Defense. Any entity entitled to indemnification under this Article 10 shall give notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses.

11.4 Insurance. Each Party shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the Term of the Agreement and shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

12. GOVERNING LAW; DISPUTE RESOLUTION.

12.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

12.2 Escalation of Disputes. Subject to Section 12.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement will be referred to the Chief Executive Officer of Supplier and the Chief Executive Officer of Suneva for attempted resolution. In the event such executives are unable to resolve such dispute within thirty (30) days of such dispute being referred to them, then, upon the written request of either Party to the other Party, the dispute shall be subject to arbitration, as provided in Section 12.3.

12.3 Arbitration. All disputes arising out of or relating to this Agreement, including any question regarding its formation, existence, validity, interpretation, performance, breach or termination, or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. Notwithstanding Section 12.1, the law of this arbitration clause only shall be Hong Kong law. The seat, or legal place, of arbitration shall be Hong Kong. The number of arbitrators shall be one. Each Party shall nominate one arbitrator and the two Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the sole arbitrator of the relevant dispute, within 15 days after the second arbitrator’s appointment. The language of the arbitration shall be English. The existence and content of the arbitral proceedings and any ruling or awards shall be kept confidential by the parties and members of the arbitral tribunal except (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (b) with the consent of all parties, (c) where needed for the preparation or presentation of a claim or defense in the arbitration, (d) where such information is already in the public domain other than a result of a breach of this clause, or (e) by order of the arbitral tribunal upon application of a Party. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction.

13. GENERAL PROVISIONS

13.1 Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to Products in the Territory. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

13.2 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

13.3 Assignment. Neither Party may assign this Agreement, in whole or in Party, to any Third Party without the prior written consent of the other Party, not to be unreasonably withheld; provided however that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with a Change of Control or such Party or other transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 13.3. Any assignment not in accordance with this Agreement shall be void.

13.4 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

13.5 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.6 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, ten days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Supplier, notices must be addressed to:

Sanwell Medical

2B88 No.561 Sanmen RD,

Baoshan District, Shanghai, China. 200439

If to Suneva, notices must be addressed to:

Suneva Medical Inc.

Attn: Legal Department

5870 Pacific Center Blvd.

San Diego, CA 92129

13.7 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, pandemic illness (e.g. coronavirus), destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or government action preventing the trade or export of Products, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a Party extend beyond a three (3) month period, the other Party may then terminate this Agreement by written notice to the non-performing Party, with the consequences of such termination as set forth in Article 10.

13.8 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

13.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this SUPPLY AND DISTRIBUTION AGREEMENT as of the Effective Date.

SANWELL MEDICAL, INC.	SUNEVA MEDICAL, INC.